EXHIBIT 5.1 and 23.1
June 27, 2008
Advanta Business Receivables Corp.
2215 B Renaissance Drive,
Suite 5
Las Vegas, Nevada 89119

Re:	Advanta Business Receivables Corp., Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Advanta Bank Corp., a Utah industrial bank (“ABC”) and Advanta Business Receivables Corp., a Nevada corporation (the “Company”), in connection with the issuance and sale of $150,000,000 initial principal balance of a Tranche of Asset Backed Notes known as “Advanta Business Card Master Trust, AdvantaSeries Class A(2008-A3) Asset Backed Notes” (the “Offered Notes” or the “Issued Notes”). The Offered Notes are being offered pursuant to a Prospectus, dated June 13, 2008 (the “Base Prospectus”), relating to the Advanta Business Card Master Trust (the “Issuer”) and the Issued Notes, a preliminary Prospectus Supplement, dated June 13, 2008 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”), relating to the Offered Notes and a final Prospectus Supplement, dated June 23, 2008 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Final Prospectus”), relating to the Offered Notes. A registration statement of the Company, as amended to date, on Form S-3 (No. 333-141065) relating to the Offered Notes (the “Registration Statement”), was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Final Prospectus, the Issued Notes will be issued under and pursuant to the terms and conditions of a master indenture, dated as of August 1, 2000, as amended by Amendment No. 1 to the Master Indenture, dated as of May 9, 2006 (the “Master Indenture”), between the Issuer, and Deutsche Bank Trust Company Americas, a New York banking corporation, as indenture trustee (the “Indenture Trustee”), as supplemented by the AdvantaSeries Indenture Supplement, dated as of November 1, 2004 (the “Indenture Supplement”), between the Issuer and the Indenture Trustee and as further supplemented by the Class A(2008-A3) Terms Document, dated as of June 27, 2008, between the Issuer and the

Advanta Business Receivables Corp.
June 27, 2008

Indenture Trustee (the “Terms Document;” the Master Indenture as supplemented by the Indenture Supplement and the respective Terms Documents, the “Indenture”).
     Pursuant to the Receivables Purchase Agreement, dated as of August 1, 2000 (the “Receivables Purchase Agreement”), between ABC, as seller, and the Company, as purchaser, ABC transferred all of its right, title and interest in, to and under the Receivables to the Company. The Company, in turn, transferred all of its right, title and interest in, to and under the Receivables to the Issuer, pursuant to the Transfer and Servicing Agreement, dated as of August 1, 2000, as amended by Amendment No. 1 to the Transfer and Servicing Agreement, dated as of May 9, 2006 (the “Transfer and Servicing Agreement”), among the Company, ABC, as servicer (the “Servicer”), and the Issuer. Under the Transfer and Servicing Agreement, the Servicer agrees to service and administer the Receivables, as agent for the Company and the Issuer. Pursuant to the Indenture, the Issuer pledged all of its right, title and interest in, to and under certain Collateral, including the Receivables, to the Indenture Trustee, for the benefit of all Noteholders, to secure payment of all Series of Notes. ABC has executed a Security Agreement, dated as of August 1, 2000 (the “Security Agreement”), in favor of the Indenture Trustee, under which ABC has granted to the Indenture Trustee, in trust for the benefit of all Noteholders, a security interest in the Receivables.
     We have examined a form of each of the Master Indenture, the Indenture Supplement, the Terms Document, the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Security Agreement, forms of the Issued Notes, the Preliminary Prospectus, the Final Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others. Capitalized terms used herein and not defined have the meanings assigned thereto in the Indenture.
     Based upon the foregoing, we are of the opinion that:
(i) When the Terms Document has been duly and validly authorized by all necessary action on the part of the Issuer and when the Terms Document has been duly executed and delivered by the Issuer, the Trustee and any other party thereto, the Master Indenture, the Indenture Supplement and the Terms Document each will constitute a legal, valid and binding agreement of the Issuer, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

Advanta Business Receivables Corp.
June 27, 2008

(ii) When the issuance and sale of the Offered Notes have been duly authorized by all requisite action on the part of the Issuer and, when duly and validly executed and authenticated in accordance with the terms of the Master Indenture, the Indenture Supplement and the Terms Document, and delivered against payment therefor pursuant to the Underwriting Agreement dated June 23, 2008 (the “Underwriting Agreement”), among the Company, ABC and Greenwich Capital Markets, Inc. and Deutsche Bank Securities Inc., each as a representative of the underwriters listed on Schedule A thereto, the Offered Notes will be duly and validly issued and outstanding, and entitled to the benefits of the Master Indenture, as supplemented by the Indenture Supplement and the Terms Document, and enforceable against the Issuer in accordance with their terms.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.
     We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-141065) and to the references to this firm under the headings “Prospectus Summary —Tax Status”, “Federal Income Tax Consequences” and “Legal Matters” in the Base Prospectus and “Summary of Terms —Tax Status” and “Legal Matters” in the Final Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,
/s/ McKee Nelson LLP